Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Improved Results for First Quarter 2010
and Maintains 2010 Financial Outlook

●	Positive prior year comparisons in net sales, gross margin, operating and net income
●	Strong balance sheet with positive cash flow from operations
●	Transition on track for preschool, youth and adult products category including the launch of Chuggington die-cast products during the first quarter
●	Consumer spending trends appear to be improving

Oak Brook, IL – April 21, 2010 – RC2 Corporation (NASDAQ:RCRC), today announced its results for the first quarter ended March 31, 2010.  The Company reported net income for the first quarter 2010 of $3.4 million, or $0.15 per diluted share, compared with $1.8 million, or $0.10 per diluted share for the first quarter 2009.  Net sales for the first quarter 2010 increased by 2.1% to $88.1 million compared with net sales of $86.3 million for the first quarter a year ago.  Favorable fluctuations in foreign currency exchange rates increased 2010 first quarter consolidated net sales by approximately 4%.

The 2010 first quarter gross margin increased to 44.0% as compared with 40.2% in the prior year first quarter primarily due to favorable product mix, lower input costs and favorable foreign currency exchange rates. Selling, general and administrative expenses increased to $32.6 million, or 37.0% of net sales, in the first quarter 2010, as compared with $29.7 million, or 34.4% of net sales, in the first quarter 2009, primarily due to increases in variable selling and other related costs, as well as increased marketing and legal expenses.

Operating income increased to $6.0 million in the first quarter 2010, from $4.8 million in the first quarter 2009.  Other expense, net decreased to less than $0.1 million during the first quarter 2010, from $0.7 million in the year ago period, primarily as a result of favorable currency transactions.

As of March 31, 2010, the Company had cash and cash equivalent balances of $101.0 million, outstanding term debt of $41.3 million and no borrowings under its $70.0 million line of credit.  During the first quarter of 2010, the Company generated over $12 million in cash flow from operations.

Commentary
Curt Stoelting, CEO of RC2 commented, “First quarter sales reflected improved overall consumer spending, yet remained tempered by conservative retailer ordering, especially in the U.S.  For the quarter, our international sales increased 25.3% due to favorable foreign currency exchange rates, initial shipments of Chuggington train-play+ products and strong international growth in the mother, infant and toddler products category.

“Despite sales increases in infant and toddler feeding, toy, gear, and body care product lines marketed primarily under The First Years® and Lamaze® brands, net sales in our mother, infant and toddler products category decreased by 2.7% in the first quarter due to  a large decline in the American Red Cross wellness and safety product line. We believe that in 2010 our mother, infant and toddler products category will perform well relative to other consumer product categories.

“Net sales in our preschool, youth and adult products category increased 7.9% in the first quarter due to increases from the initial international shipments of Chuggington die-cast and Thomas & Friends Early Engineers™ product lines, which were somewhat offset by sales declines in sell-off product lines including Take Along Thomas & Friends die-cast.  In the second quarter of 2010, we expect shipments of sell-off product lines will decline, which will likely result in a negative prior year sales comparison in this category.  Our transition plans are on track with the planned second half launches of our all new Dinosaur Train product line in North America and additional new Chuggington product lines in multiple international markets.

“Our first quarter results benefited from temporary raw material cost reductions which occurred in the second half of 2009.  Raw material and freight costs have returned to more normalized levels which will put pressure on our margins for the remainder of 2010.  We remain committed to our on-going cost reduction efforts and continue to eliminate low-volume and low-margin items.  As global economies continue to improve and input costs continue to inflate, we expect an inflection point where selling prices will increase.

Stoelting concluded, “We have planned for a continued challenging economic environment in 2010.  However, we are encouraged by what appears to be improved consumer spending trends.   We remain focused on our long-term strategic goals, which include both organic growth and growth through acquisition.  Our strong financial position, our experienced, proven management team and our multi-category product portfolio provide us with the opportunity to continue to deliver solid results in 2010 during our preschool product line transitions, while building toward higher levels of sustainable growth in 2011 and beyond.”

No Change to 2010 Financial Outlook
Sales and profits are dependent on a number of factors including the on-going success and expansion of our product lines, successful introductions of new products and product lines, and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending, and the timing and level of retailer orders.  The Company estimates that diluted earnings per share in the second quarter of 2010 will likely be similar to 2010 first quarter results and continues to expect full year 2010 diluted earnings per share will be in the range of approximately $1.35 to $1.45.  The Company will provide an updated 2010 outlook when it reports its 2010 second quarter and six month results in July.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Calculation of Adjusted EBITDA" table attached.

Adjusted EBITDA
Adjusted EBITDA is defined as recurring earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Wednesday, April 21, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of a broad range of innovative, high-quality products for mothers, infants, and toddlers, as well as toys and collectible products sold to preschoolers, youths and adults.  RC2’s mother, infant, toddler and preschool products are primarily marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands, as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Super WHY!, Chuggington, Dinosaur Train, John Deere, Disney’s Winnie the Pooh, Princesses, Cars, Fairies and Toy Story, and other well-known properties.  RC2 markets its youth and adult products primarily under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, Asia Pacific and South America.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "confidence,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Chuggington, Dinosaur Train, Bob the Builder, certain Disney properties and John Deere, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; the Company’s ability to comply with covenants in its credit facility; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(unaudited and in thousands, except per share data)

	Quarter Ended March 31,
	2010	% of Net Sales	2009	% of Net Sales
Net sales	$88,083	100.0%	$86,268	100.0%
Cost of sales (1)	49,301	56.0%	51,589	59.8%
Gross profit	38,782	44.0%	34,679	40.2%
Selling, general and administrative expenses (1)	32,607	37.0%	29,703	34.4%
Amortization	219	0.2%	196	0.2%
Operating income	5,956	6.8%	4,780	5.6%
Interest expense	550	0.7%	1,177	1.4%
Interest income	(183)	-0.2%	(85)	-0.1%
Other expense, net	31	-%	723	0.8%
Income before income taxes	5,558	6.3%	2,965	3.5%
Income tax expense	2,181	2.5%	1,177	1.4%
Net income	$3,377	3.8%	$1,788	2.1%

Earnings per common share:
Basic	$0.16		$0.10
Diluted	$0.15		$0.10

Weighted average shares outstanding:
Basic	21,405		17,248
Diluted	21,933		17,306

(1) Depreciation expense was $2.5 million and $2.8 million for the quarters ended March 31, 2010 and 2009, respectively.

Selected Consolidated Balance Sheet Data
(in thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Cash and cash equivalents	$100,968	$88,049
Unrestricted certificates of deposit excluded from cash and cash equivalents	-	4,005
Trade accounts receivable, net	68,058	88,905
Inventory	66,264	65,888
Accounts payable and accrued expenses	52,743	69,951
Term loan	41,250	41,250
Stockholders’ equity	$247,799	$244,733

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Quarter Ended March 31,
	2010	2009
Net sales by category:
Mother, infant and toddler products	$46,073	$47,343
Preschool, youth and adult products	42,010	38,925
Net sales	$88,083	$86,268

Net sales by channel:
Chain retailers	$67,013	$67,380
Specialty retailers, wholesalers, OEM dealers and other	21,070	18,888
Net sales	$88,083	$86,268

Net sales by geographic location:
North America	$64,853	$67,771
International (1)	23,408	18,678
Sales and transfers between segments	(178)	(181)
Net sales (1)	$88,083	$86,268

(1) Consolidated net sales and international net sales in the quarter ended March 31, 2010 were favorably impacted from foreign currency exchange rates by approximately 4% and 16%, respectively.

Calculation of Adjusted EBITDA
(in thousands)

	Quarter Ended March 31,
	2010	2009
Income before income taxes	$5,558	$2,965
Depreciation	2,485	2,838
Amortization	219	196
Compensation expense for equity awards	954	1,167
Recall-related items	59	303
Loss on sale of fixed assets	27	7
Interest expense	550	1,177
Adjusted EBITDA	$9,852	$8,653